Exhibit 99.1

TransDigm Group Reports Fiscal 2015 Fourth Quarter and Year-End Results

Cleveland, Ohio, November 12, 2015/PRNewswire/ -- TransDigm Group Incorporated (NYSE: TDG), a leading global designer, producer and supplier of highly engineered aircraft components, today reported results for the fourth quarter and fiscal year ended September 30, 2015.

Highlights for the fourth quarter and fiscal year include:

•	Fourth quarter net sales of $809.8 million, up 26.1% from $642.2 million;

•	Fourth quarter EBITDA As Defined of $363.0 million, up 24.7% from $291.1 million;

•	Fourth quarter adjusted earnings per share of $2.83, up 28.1% from $2.21;

•	Fiscal 2015 net sales of $2,707.1 million, up 14.1% from $2,372.9 million;

•	Fiscal 2015 EBITDA As Defined of $1,233.7 million, up 15.0% from $1,073.2 million;

•	Fiscal 2015 net income of $447.2 million, up 45.7% from $306.9 million;

•	Fiscal 2015 earnings per share of $7.84, up 148.1% from $3.16; and

•	Fiscal 2015 adjusted earnings per share of $9.01, up 16.1% from $7.76.

Net sales for the quarter rose 26.1%, or $167.6 million, to $809.8 million from $642.2 million in the comparable quarter a year ago. The acquisitions of the Telair Cargo Group (“Telair”), the aerospace business of Franke Aquarotter GmbH (“Franke”), the assets of the aerospace business of Pexco LLC (“Pexco”) and PneuDraulics, Inc. contributed approximately $139.1 million of the increase in net sales. Organic net sales growth accounted for the balance of the sales increase.

Net income for the quarter rose 24.0% to $141.7 million, or $2.50 per share, compared to $114.3 million, or $1.91 per share, in the comparable quarter a year ago. The increase in net income reflects the growth in net sales described above partially offset by higher interest expense and higher acquisition-related costs. Interest expense was higher as a result of an increase of approximately $950 million in outstanding borrowings primarily to fund the acquisitions of Pexco and Franke in May 2015. The current quarter included acquisition-related costs of $12.7 million net of tax, or $0.23 per share. The comparable quarter a year ago reflected acquisition-related costs of $4.4 million, net of tax, or $0.08 per share.

Earnings per share were reduced in the prior period by $0.11 per share representing dividend equivalent payments during the quarter.

Adjusted net income for the quarter rose 27.8% to $160.3 million, or $2.83 per share, from $125.4 million, or $2.21 per share, in the comparable quarter a year ago.

EBITDA for the quarter increased 20.8% to $338.7 million from $280.4 million for the comparable quarter a year ago. EBITDA As Defined for the period increased 24.7% to $363.0 million compared with $291.1 million in the quarter a year ago. EBITDA As Defined as a percentage of net sales for the quarter was 44.8%.

As previously reported, on August 19, 2015, TransDigm acquired PneuDraulics, Inc. for approximately $325 million in cash. PneuDraulics, Inc. manufactures proprietary aerospace pneumatic and hydraulic components and subsystems for commercial transport, regional, business jet and military applications.

Full Fiscal Year Results

Fiscal 2015 net sales rose 14.1% to $2,707.1 million from $2,372.9 million in the comparable period last year. Organic net sales growth was in the low single-digit percentage range. The favorable contribution from the acquisitions of Airborne, Elektro-Metall, Telair, Franke, Pexco and PneuDraulics, Inc. accounted for the balance of the increase in net sales.

Fiscal 2015 net income increased 45.7% to $447.2 million, or $7.84 per share, compared with $306.9 million, or $3.16 per share, in the comparable period last year. Earnings per share were reduced in both fiscal 2015 and 2014 by $0.06 per share and $2.22 per share respectively, representing dividend equivalent payments made during each fiscal year. The increase in net income reflects the increase in net sales described above partially offset by higher interest expense. Interest expense was higher as a result of an increase in the weighted average level of outstanding borrowings to approximately $7.8 billion from $6.3 billion in the comparable period last year. The current year included refinancing costs of $12.9 million, net of tax, or $0.23 per share. The prior year also included refinancing costs of $90.0 million, net of tax, or $1.58 per share.

Fiscal 2015 adjusted net income rose 15.2% to $509.8 million, or $9.01 per share, from $442.4 million, or $7.76 per share, in the comparable period a year ago.

Fiscal 2015 EBITDA increased 28.8% to $1,149.3 million from $892.6 million for the comparable period a year ago. EBITDA As Defined for the period increased 15.0% to $1,233.7 million compared with $1,073.2 million in the comparable period a year ago. EBITDA As Defined as a percentage of net sales for the period was 45.6%.

“Fiscal 2015 was another good year for TransDigm,” stated W. Nicholas Howley, TransDigm Group’s Chairman and Chief Executive Officer. “We are pleased with our full year operating results. In total, our revenues for the core businesses we owned at the beginning of fiscal 2015 were roughly in alignment with our original expectations despite softness in the commercial aftermarket. The commercial OEM market met our original expectations and the military markets were better than we expected at the start of the year. The margins on our core businesses again improved year over year.”
Mr. Howley continued, “In fiscal 2015 we saw an increase in M&A opportunities. This resulted in the acquisition of four good proprietary aerospace businesses for approximately $1.6 billion in purchase price. These businesses all met our stringent strategic and value creation requirements. Additionally, we raised about $2 billion of new debt with half of the proceeds being used to fund the acquisitions and the balance to extend maturities and lower interest rates. These activities are a good example of our continued focus on capital allocation and intrinsic value creation for our shareholders.”
Please see the attached tables for a reconciliation of net income to EBITDA, EBITDA As Defined, and adjusted net income; a reconciliation of net cash provided by operating activities to EBITDA and EBITDA As Defined, and a reconciliation of earnings per share to adjusted earnings per share for the periods discussed in this press release.

Fiscal 2016 Outlook

Assuming no acquisition activity and based upon current market conditions, the Company expects fiscal 2016 financial performance to be as follows:

•	Net sales are anticipated to be in the range of $3,070 million to $3,120 million compared with $2,707 million in fiscal 2015;

•	EBITDA As Defined is anticipated to be in the range of $1,405 million to $1,425 million compared with $1,234 million in fiscal 2015;

•	Net income is anticipated to be in the range of $526 million to $540 million compared with $447 million in fiscal 2015;

•	Earnings per share are expected to be in the range of $9.20 to $9.44 per share based upon weighted average shares outstanding of 56.8 million compared with $7.84 per share in fiscal 2015; and

•	Adjusted earnings per share are expected to be in the range of $10.33 to $10.57 per share compared with $9.01 per share in fiscal 2015.
Mr. Howley stated, “We are a bit cautious as we head into fiscal 2016. We are assuming revenue growth in our major markets to be moderate, with our commercial OEM revenues up in the mid single-digit percentage range, commercial aftermarket revenues up in the mid to high single-digit percentage range, and defense revenues up low single-digits. Assuming no additional acquisitions, we are still expecting a good year with substantial intrinsic value generation for our shareholders.”

Earnings Conference Call
TransDigm Group will host a conference call for investors and security analysts on November 12, 2015, beginning at 11:00 a.m., Eastern Time. To join the call, dial (866) 515-2914 and enter the pass code 94369466. International callers should dial (617) 399-5128 and use the same pass code. A live audio webcast can be accessed online at http://www.transdigm.com. A slide presentation will also be available for reference during the conference call; go to the investor relations page of our website and click on “Presentations.”
The call will be archived on the website and available for replay at approximately 2:00 p.m., Eastern Time. A telephone replay will be available for two weeks by dialing (888) 286-8010 and entering the pass code 28978208. International callers should dial (617) 801-6888 and use the same pass code.
About TransDigm Group
TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, seatbelts and safety restraints, engineered interior surfaces and related components, lighting and control technology, military personnel parachutes and cargo loading, handling and delivery systems.
Non-GAAP Supplemental Information
EBITDA, EBITDA As Defined, EBITDA As Defined Margin, adjusted net income and adjusted earnings per share are non-GAAP financial measures presented in this press release as supplemental disclosures to net income and reported results. TransDigm Group defines EBITDA as earnings before interest, taxes, depreciation and amortization and defines EBITDA As Defined as EBITDA plus certain non-operating items, refinancing costs, acquisition-related costs, transaction-related costs and non-cash charges incurred in connection with certain employee benefit plans. TransDigm Group defines adjusted net income as net income plus purchase accounting backlog amortization expense, effects from the sale on businesses, refinancing costs, acquisition-related costs, transaction-related costs and non-cash charges incurred in connection with certain employee benefit plans. EBITDA As Defined Margin represents EBITDA As Defined as a percentage of net sales. TransDigm Group defines adjusted diluted earnings per share as adjusted net income divided by the total shares for basic and diluted earnings per share. For more information regarding the computation of EBITDA, EBITDA As Defined and adjusted net income and adjusted earnings per share, please see the attached financial tables.
TransDigm Group presents these non-GAAP financial measures because it believes that they are useful indicators of its operating performance. TransDigm Group believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to measure operating performance among companies with different capital structures, effective tax rates and tax attributes, capitalized asset values and employee compensation structures, all of which can vary substantially from company to company. In addition, analysts, rating agencies and others use EBITDA to evaluate a company’s ability to incur and service debt. EBITDA As Defined is used to measure TransDigm Inc.’s compliance with the financial covenant contained in its credit facility. TransDigm Group’s management also uses EBITDA As Defined to review and assess its operating performance, to prepare its annual budget and financial projections and to review and evaluate its management team in connection with employee incentive programs. Moreover, TransDigm Group’s management uses EBITDA As Defined to evaluate acquisitions and as a liquidity measure. In addition, TransDigm Group’s management uses adjusted net income as a measure of comparable operating performance between time periods and among companies as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance.
None of EBITDA, EBITDA As Defined, EBITDA As Defined Margin, adjusted net income or adjusted earnings per share is a measurement of financial performance under GAAP and such financial measures should not be considered as an alternative to net income, operating income, earnings per share, cash flows from operating activities or other measures of performance determined in accordance with GAAP. In addition, TransDigm Group’s calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.
Although we use EBITDA and EBITDA As Defined as measures to assess the performance of our business and for the other purposes set forth above, the use of these non-GAAP financial measures as analytical tools has limitations, and you should not consider any of them in isolation, or as a substitute for analysis of our results of operations as reported in accordance with GAAP. Some of these limitations are:

•	neither EBITDA nor EBITDA As Defined reflects the significant interest expense, or the cash requirements necessary to service interest payments, on our indebtedness;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and neither EBITDA nor EBITDA As Defined reflects any cash requirements for such replacements;

•	the omission of the substantial amortization expense associated with our intangible assets further limits the usefulness of EBITDA and EBITDA As Defined;

•	neither EBITDA nor EBITDA As Defined includes the payment of taxes, which is a necessary element of our operations; and

•	EBITDA As Defined excludes the cash expense we have incurred to integrate acquired businesses into our operations, which is a necessary element of certain of our acquisitions.

Forward-Looking Statements
Statements in this press release that are not historical facts, including statements under the heading “Fiscal 2016 Outlook,” are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.Words such as “believe,” “may,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate,” or “continue” and other words and terms of similar meaning may identify forward-looking statements.
All forward-looking statements involve risks and uncertainties which could affect TransDigm Group’s actual results and could cause its actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, TransDigm Group. These risks and uncertainties include but are not limited to: the sensitivity of our business to the number of flight hours that our customers’ planes spend aloft and our customers’ profitability, both of which are affected by general economic conditions; future terrorist attacks; cyber-security risks and natural disasters; our reliance on certain customers; the U.S. defense budget and risks associated with being a government supplier; failure to maintain government or industry approvals; failure to complete or successfully integrate acquisitions; our substantial indebtedness; potential environmental liabilities; increases in costs that cannot be recovered in product pricing; risks associated with our international sales and operations; and other risk factors. Further information regarding the important factors that could cause actual results to differ materially from projected results can be found in TransDigm Group’s Annual Report on Form 10-K and other reports that TransDigm Group or its subsidiaries have filed with the Securities and Exchange Commission. Except as required by law, TransDigm Group undertakes no obligation to revise or update the forward-looking statements contained in this press release.
Contact:     Liza Sabol
    Investor Relations
216-706-2945
     ir@transdigm.com

TRANSDIGM GROUP INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THIRTEEN WEEK PERIODS AND FISCAL YEARS ENDED				Table 1
SEPTEMBER 30, 2015 AND SEPTEMBER 30, 2014
(Amounts in thousands, except per share amounts)
(Unaudited)
	Thirteen Week Periods Ended		Fiscal Year Ended
	September 30,	September 30,	September 30,	September 30,
	2015	2014	2015	2014
NET SALES	$809,792	$642,241	$2,707,115	$2,372,906
COST OF SALES	382,192	293,613	1,257,270	1,105,032
GROSS PROFIT	427,600	348,628	1,449,845	1,267,874
SELLING AND ADMINISTRATIVE EXPENSES	98,270	76,685	321,624	276,446
AMORTIZATION OF INTANGIBLE ASSETS	16,253	13,223	54,219	63,608
INCOME FROM OPERATIONS	313,077	258,720	1,074,002	927,820
INTEREST EXPENSE - NET	113,162	96,933	418,785	347,688
REFINANCING COSTS	234	132	18,393	131,622
INCOME BEFORE INCOME TAXES	199,681	161,655	636,824	448,510
INCOME TAX PROVISION	58,008	47,400	189,612	141,600
NET INCOME	$141,673	$114,255	$447,212	$306,910
NET INCOME APPLICABLE TO COMMON STOCK	$141,673	$108,157	$443,847	$180,284
Net earnings per share:
Basic and diluted	$2.50	$1.91	$7.84	$3.16
Cash dividends paid per common share	$—	$—	$—	$25.00
Weighted-average shares outstanding:
Basic and diluted	56,610	56,731	56,606	56,993

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - RECONCILIATION OF EBITDA,
EBITDA AS DEFINED TO NET INCOME
FOR THE THIRTEEN WEEK PERIODS AND FISCAL YEARS ENDED				Table 2
SEPTEMBER 30, 2015 AND SEPTEMBER 30, 2014
(Amounts in thousands, except per share amounts)
(Unaudited)
	Thirteen Week Periods Ended		Fiscal Year Ended
	September 30,	September 30,	September 30,	September 30,
	2015	2014	2015	2014
Net income	$141,673	$114,255	$447,212	$306,910
Adjustments:
Depreciation and amortization expense	25,896	21,844	93,663	96,385
Interest expense - net	113,162	96,933	418,785	347,688
Income tax provision	58,008	47,400	189,612	141,600
EBITDA	338,739	280,432	1,149,272	892,583
Adjustments:
Acquisition-related expenses and adjustments (1)	15,940	3,048	36,623	21,345
Non-cash stock compensation expense (2)	8,065	7,483	31,500	26,332
Refinancing costs (3)	234	132	18,393	131,622
Other, net	24	3	(2,134)	1,325
Gross Adjustments to EBITDA	24,263	10,666	84,382	180,624
EBITDA As Defined	$363,002	$291,098	$1,233,654	$1,073,207
EBITDA As Defined, Margin (4)	44.8%	45.3%	45.6%	45.2%

(1) Represents accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when the inventory was sold: costs incurred to integrate acquired businesses and product lines into TD Group's operations, facility relocation costs and other acquisition-related costs; transaction-related costs comprising deal fees; legal, financial and tax due diligence expenses; and valuation costs that are required to be expensed as incurred.

(2) Represents the compensation expense recognized by TD Group under our stock incentive plans.

(3) For the periods ended September 30, 2015, represents debt issuance costs expensed in conjunction with the refinancing of our 2013 term loans in May 2015. For the periods ended September 30, 2014, represents debt issuance costs expensed and the premium paid to redeem our 2018 Notes in June 2014.

(4) The EBITDA As Defined margin represents the amount of EBITDA As Defined as a percentage of sales.

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - RECONCILIATION OF
REPORTED EARNINGS PER SHARE TO
ADJUSTED EARNINGS PER SHARE
FOR THE THIRTEEN WEEK PERIODS AND FISCAL YEARS ENDED				Table 3
SEPTEMBER 30, 2015 AND SEPTEMBER 30, 2014
(Amounts in thousands, except per share amounts)
(Unaudited)
	Thirteen Week Periods Ended		Fiscal Year Ended
	September 30,	September 30,	September 30,	September 30,
	2015	2014	2015	2014
Reported Earnings Per Share
Net income	$141,673	$114,255	$447,212	$306,910
Less: dividends on participating securities	—	(6,098)	(3,365)	(126,626)
Net income applicable to common stock - basic and diluted	$141,673	$108,157	$443,847	$180,284
Weighted-average shares outstanding under the two-class method
Weighted-average common shares outstanding	53,609	52,579	53,112	52,748
Vested options deemed participating securities	3,001	4,152	3,494	4,245
Total shares for basic and diluted earnings per share	56,610	56,731	56,606	56,993
Basic and diluted earnings per share	$2.50	$1.91	$7.84	$3.16
Adjusted Earnings Per Share
Net income	$141,673	$114,255	$447,212	$306,910
Gross adjustments to EBITDA	24,263	10,666	84,382	180,624
Purchase accounting backlog amortization	1,903	2,122	4,704	17,390
Tax adjustment	(7,583)	(1,689)	(26,525)	(62,515)
Adjusted net income	$160,256	$125,354	$509,773	$442,409
Adjusted diluted earnings per share under the two-class method	$2.83	$2.21	$9.01	$7.76
Diluted Earnings Per Share to Adjusted Earnings Per Share
Diluted earnings per share	$2.50	$1.91	$7.84	$3.16
Adjustments to diluted earnings per share:
Inclusion of the dividend equivalent payments	—	0.11	0.06	2.22
Non-cash stock compensation expense	0.10	0.11	0.39	0.32
Acquisition-related expenses	0.23	0.08	0.51	0.46
Refinancing costs	—	—	0.23	1.58
Other, net	—	—	(0.02)	0.02
Adjusted earnings per share	$2.83	$2.21	$9.01	$7.76

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - RECONCILIATION OF NET CASH		Table 4
PROVIDED BY OPERATING ACTIVITIES TO EBITDA,
EBITDA AS DEFINED
FOR THE FISCAL YEARS ENDED
SEPTEMBER 30, 2015 AND SEPTEMBER 30, 2014
(Amounts in thousands)
(Unaudited)
	Fiscal Year Ended
	September 30, 2015	September 30, 2014
Net cash provided by operating activities	$520,938	$541,222
Adjustments:
Changes in assets and liabilities, net of effects from acquisitions of businesses	24,322	(27,967)
Net gain on sale of real estate	—	804
Interest expense - net (1)	402,988	333,753
Income tax provision - current	188,952	151,016
Non-cash equity compensation (2)	(31,500)	(26,332)
Excess tax benefit from exercise of stock options	61,965	51,709
Refinancing costs (4)	(18,393)	(131,622)
EBITDA	1,149,272	892,583
Adjustments:
Acquisition-related expenses (3)	36,623	21,345
Non-cash stock compensation expense (2)	31,500	26,332
Refinancing costs (4)	18,393	131,622
Other, net	(2,134)	1,325
EBITDA As Defined	$1,233,654	$1,073,207

(1) Represents interest expense excluding the amortization of debt issue costs and premium and discount on debt.

(2) Represents the compensation expense recognized by TD Group under our stock incentive plans.

(3) Represents accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when the inventory was sold; costs incurred to integrate acquired businesses and product lines into TD Group's operations, facility relocation costs and other acquisition-related costs; transaction-related costs comprising deal fees; legal, financial and tax due diligence expenses and valuation costs that are required to be expensed as incurred.

(4) For the period ended September 30, 2015, represents debt issuance costs expensed in conjunction with the refinancing of our 2013 term loans in May 2015. For the period ended September 30, 2014, represents debt issuance costs expensed and the premium paid to redeem our 2018 Notes in June 2014.

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - BALANCE SHEET DATA		Table 5
(Amounts in thousands)
(Unaudited)
	September 30, 2015	September 30, 2014
Cash and cash equivalents	714,033	819,548
Trade accounts receivable - net	444,072	351,307
Inventories - net	591,401	459,074
Current portion of long-term debt	43,840	39,295
Short-term borrowings-trade receivable securitization facility	200,000	200,000
Accounts payable	142,822	115,741
Accrued current liabilities	271,553	230,871
Long-term debt	8,183,502	7,233,836
Total stockholders' deficit	(1,038,306)	(1,556,099)